MICHAEL  J.  MORRISON,  CHTD.
1495  Ridgeview  Drive,  Suite  220
Reno,  Nevada  89509
Telephone:  (775)  827-6300
Facsimile:  (775)  827-6311


December 10,  1999

Mr. Lee T. Edmondson, President
Digital Video Display Technology Corp.
590 Madison Avenue, 21st Floor
New York, NY 10022

Dear  Mr. Edmondson:

I have acted as counsel to Digital Video Display Technology Corp.(the Company) In connection with registration of the Company's securities pursuant to filing of a Form 10-SB registration statement with the U.S. Securities and Exchange Commission. You have requested my opinion as to certain matters in connection with the Form 10-SB filing.

In my capacity as counsel to the Company, I have examined and am familiar with the originals and/or copies, the authenticity of which has been established to my satisfaction, of all documents, corporate records and other instruments which I have deemed necessary to express the opinions hereinafter set forth.

Based upon my examination and upon consideration of applicable laws, rules and regulations, it is my opinion that the shares of Common Stock to be registered by the Company described in the Form 10-SB registration statement have been validly issued, fully paid and non-assessable.

Further, I consent to the use of this opinion as an Exhibit to the registration statement and to the use of my name in such registration statement and prospectus.

Very  truly  yours,

/s/  Michael  J.  Morrison,  Esq.